Magnum Hunter Resources, Inc.
600 E. Las Colinas Blvd., Suite 1100, Irving, TX 75039
Phone (972) 401-0752 Fax (972) 401-3110
Internet Address: http://www.magnumhunter.com

FOR IMMEDIATE RELEASE
NEWS

New York Stock Exchange
*   Common    -  MHR
American Stock Exchange
*   Warrants   -  MHR/WS/A

MAGNUM HUNTER WARRANTS
TO EXPIRE SET MARCH 21, 2005

Irving, Texas, March 11, 2005, Magnum Hunter Resources, Inc. (NYSE: MHR), announced that the publicly traded warrants (AMEX: MHR/WS/A CUSIP NO. 55972F138) to purchase common stock issued on March 21, 2002 will expire at 5 p.m. Eastern Standard Time on March 21, 2005.

Warrant holders may exercise their warrants by delivering the following items on or prior to 5 p.m. Eastern Standard Time on March 21, 2005: (i) a properly completed and duly executed warrant certificate; (ii) any required signature guarantees; and (iii) payment in full of $15.00 per share of common stock to be purchased through the exercise of warrants. Delivery of these items should be made to the warrant agent American Stock Transfer & Trust Company at 59 Maiden Lane, Plaza Level, New York, New York 10038. DO NOT SEND ANY OF THESE ITEMS DIRECTLY TO MAGNUM HUNTER RESOURCES.

Payment for the shares must be made by:

(a)	bank certified check drawn upon a United States bank or a postal, telegraphic or express money order payable to “America Stock Transfer & Trust company, as warrants agent”

(b)	wire transfer of funds to the account maintained by the warrants agent for such purpose at:

J. P Morgan Chase & Co.
ABA Number:	021 000 021
A/C Number:	610-093045
Reference:	American Stock Transfer & Trust Company, as warrants agent for Magnum Hunter Resources, Inc.

(c)	uncertified personal check drawn upon a United States bank. Please note that funds paid by uncertified personal check may take at least five business days to clear. If you choose this method of payment, you are urged to make payment sufficiently in advance of March 21, 2005 to ensure that the payment is received and clears before 5 p.m. Eastern Standard Time.

Payment will be deemed to have been received by the warrants agent only upon (1) clearance of any uncertified check; (2) receipt by the warrants agent of any wire transferred funds; or (3) receipt by the warrants agent of any bank certified check drawn upon a United States bank or of any postal, telegraphic or express money order.

Recent Announcement To Be Acquired by Cimarex Energy

On January 26, 2005, Magnum Hunter and Cimarex Energy Inc. (NYSE:XEC) announced that their respective boards of directors had approved an agreement and plan of merger that provides for the acquisition of Magnum Hunter by Cimarex Energy. Closing is anticipated before the end of the second quarter in 2005, subject to customary regulatory approvals.

Under the terms of the proposed agreement, Magnum Hunter shareholders will receive 0.415 shares of Cimarex Energy common stock for each share of Magnum Hunter common stock that they own. The merger is expected to be non-taxable to the shareholders of both companies. In addition to the merger consideration and prior to closing, Magnum Hunter intends to distribute its ownership interest in TEL Offshore Trust (NasdaqSC: TELOZ) to its common stockholders as a special dividend.

As a result of the merger transaction and based on the 87.5 million Magnum Hunter common shares currently outstanding, Cimarex Energy expects to issue approximately 36.3 million common shares to Magnum Hunter’s common stockholders. On that basis, it is anticipated that after closing, the combined company would have approximately 78 million basic shares outstanding. Cimarex Energy shareholders would own 53 percent and Magnum Hunter shareholders will own 47 percent of the combined entity.

About Magnum Hunter Resources, Inc.

Magnum Hunter Resources, Inc., located in Irving, TX, is an independent oil and gas exploration and production company engaged in three principal activities: (i) the exploration, development and production of crude oil, condensate and natural gas; (ii) the gathering, transmission and marketing of natural gas; and (iii) the managing and operating of producing oil and natural gas properties for interest owners. Its operations are concentrated in the Permian Basin of West Texas and New Mexico, the Gulf of Mexico and in the Mid-Continent and Gulf Coast areas of the U.S.

About Cimarex Energy

Cimarex Energy Co., headquartered in Denver, CO, is an independent oil and gas exploration and production company with operations focused in the Mid-Continent and Gulf Coast areas of the U.S. Its principal operations offices are located in Tulsa, New Orleans and Houston.

This communication contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on Cimarex Energy Co. and Magnum Hunter Resources, Inc. current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. Risks, uncertainties and assumptions include 1) the possibility that the companies may be unable to obtain stockholder or regulatory approvals required for the acquisition; 2) the possibility that problems may arise in successfully integrating the businesses of the two companies; 3) the possibility that the acquisition may involve unexpected costs; 4) the possibility that the combined company may be unable to achieve cost-cutting synergies; 5) the possibility that the businesses may suffer as a result of uncertainty surrounding the acquisition; 6) the possibility that the industry may be subject to future regulatory or legislative actions; 7) the volatility in commodity prices for oil and gas; 8) the presence or recoverability of estimated reserves; 9) the ability to replace reserves; 10) environmental risks; 11) drilling and operating risks; 12) exploration and development risks; 13) competition; 14) the ability of management to execute its plans to meet its goals and other risks that are described in SEC reports filed by Cimarex and Magnum Hunter. Because forward-looking statements involve risks and uncertainties, actual results and events may differ materially from results and events currently expected by Cimarex and Magnum Hunter. Cimarex and Magnum Hunter assume no obligation and expressly disclaim any duty to update the information contained herein except as required by law.

Additional Information About the Acquisition and Where to Find It:

In connection with the proposed acquisition, Cimarex and Magnum Hunter will file relevant materials with the SEC, including one or more registration statement(s) that contain a prospectus and a joint proxy statement. Investors and security holders of Cimarex and Magnum Hunter are urged to read these documents (if and when they become available) and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information about Cimarex, Magnum Hunter and the merger. Investors and security holders may obtain these documents (and any other documents filed by Cimarex and Magnum Hunter with the SEC) free of charge at the SEC’s website at www.sec.gov. In addition, the documents filed with the SEC may be obtained free of charge (i) at www.cimarex.com or www.magnumhunter.com or (ii) by directing a request to Mary Kay Rohrer, Assistant Corporate Secretary, Cimarex Energy Co., phone: 303-295-3995, fax: 303-295-3494; or Morgan F. Johnston, Corporate Secretary, Magnum Hunter Resources, Inc., phone: 972-401-0752, fax: 972-443-6487. Investors and security holders are urged to read the joint proxy statement/prospectus and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed acquisition.

Participants in the Solicitation:

Cimarex, Magnum Hunter and their respective executive officers and directors may be deemed to be participants in the solicitation of proxies from the stockholders of Cimarex and Magnum Hunter in favor of the merger. Information about the executive officers and directors of Cimarex and their ownership of Cimarex common stock is set forth in the proxy statement for its 2004 Annual Meeting of Stockholders, which was filed with the SEC in April 2004. Information about the executive officers and directors of Magnum Hunter and their ownership of Magnum Hunter common stock is set forth in the proxy statement for their 2004 Annual Meeting of Stockholders, which was filed with the SEC in August 2004. Investors and security holders may obtain more detailed information regarding the direct and indirect interests of Cimarex, Magnum Hunter and their respective executive officers and directors in the merger by reading the joint proxy statement/prospectus when it becomes available.

FOR FURTHER INFORMATION CONTACT

Magnum Hunter Resources, Inc. contact:
Howard Tate, Vice President of Capital Markets
972-401-0752
www.magnumhunter.com

Cimarex Energy Co. contact:
Paul Korus, Vice President & CFO
303-295-3995
www.cimarex.com